As filed with the Securities and
                   Exchange Commission on September 15, 2004.
                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            GETTING READY CORPORATION
                 (Name of small business issuer in its charter)

           Delaware                         5999                      30-0132755
(State or other jurisdiction of  (Primary Standard Industrial      (IRS Employer
 corporation or organization)    Classification Code Number)   Identification Number)

                               8990 Wembley Court
                             Sarasota, Florida 34238
                                 (941) 966-6955
   (Address and telephone number of registrant's principal executive offices)

                                 Sheldon R. Rose
                             Chief Executive Officer
                               8990 Wembley Court
                             Sarasota, Florida 34238
                               Ph. (941) 966-6955
                               Fax:(941) 966-0166
            (Name, address and telephone number of agent for service)

                         Copy of all communications to:

                             Arthur S. Marcus, Esq.
                 Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
                               101 E. 52nd Street
                               New York, NY 10022
                               Ph. (212) 752-9700
                               Fax: (212) 980-5192

Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: |_|

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
Title of Each Class of Securities     Amount to be        Proposed Maximum      Proposed Maximum      Amount of
     To be Registered                Registered (2)      Offering Price Per    Aggregate Offering   Registration Fee
                                                              Share                 Price (1)
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value                 3,910,500           2.37               9267885                 $1,174.24
$.0001 per share

(1) The shares included herein are being distributed to the stockholders of Celerity Systems, Inc ("CSI"). No consideration will be received by Getting Ready Corporation or CSI in consideration of such distribution. Consistent with Rule 457(f)(2), since there is no market for the shares being distributed, the filing fee is based on 1/3 of the par value of the securities being registered.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                Subject to Completion, Dated September 15, 2004

                            Getting Ready Corporation
                        3,910,500 Shares of Common Stock

      This prospectus relates to the distribution by dividend to all of the stockholders of Celerity Systems, Inc. ("CSI") of up to 3,910,500 shares of Getting Ready Corporation ("GRC") Common Stock. Getting Ready Corporation is not selling any shares of Common Stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by Getting Ready Corporation

      Holders of CSI common stock, will receive one share of GRC Common Stock for every 1,191.779 shares of CSI common stock that they hold. Following the distribution, 5% of the outstanding GRC Common Stock will be held by shareholders of CSI, 2.5% will be held by CSI and 91.85% of GRC's Common Stock will be beneficially owned by affiliates of GRC.

      You will be required to pay income tax on the value of the shares of GRC Common Stock received by you in connection with this distribution.

      Currently, no public market exists for GRC's Common Stock.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 7.

      No underwriter or person has been engaged to facilitate the distribution of shares of Common Stock in this offering.

      The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is September __, 2004.

                                TABLE OF CONTENTS

Prospectus Summary                                                    3- 5
Risk Factors                                                          7-10
Use of Proceeds                                                      12
Management's Discussion and Analysis of Financial
   Condition and Results of Operations                               13-18
Business                                                             19-24
Legal Proceedings                                                    25
Management                                                           26
Executive Compensation                                               27
Certain Relationships and Related Transactions                       28
Principal Stockholders                                               29
Description of Securities                                            30-31
The Distribution                                                     32-35
Plan of Distribution                                                 35
Legal Matters                                                        35
Experts                                                              35
Where You Can Find Additional Information                            35
Financial Statements                                                 F-1 - F-13

                               PROSPECTUS SUMMARY

Although it contains all material information, this summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under "risk factors," and our financial statements and the accompanying notes. In this prospectus, "we", "us", and "our", refer to Getting Ready Corporation, unless the context otherwise requires. Unless otherwise indicated, (a) the term "year," "fiscal year" or "fiscal" refers to our fiscal year ending September 30th, and (b) all shares data gives effect to our 11.103125 for 1 stock split effective in July 2004.

Overview

      Getting Ready Corporation ("GRC" or "We") was incorporated in Delaware on November 26, 2002. GRC intends to open Mother Supercare Centers in target areas across the United States. The Mother Supercare Centers are centers that will provide women who are planning to start a family, are pregnant or have recently had a baby, with a one-stop destination offering educational classes, counseling services, fitness training, spa facilities and retail shopping. Emphasis will be placed on educating women on their overall health, fitness and emotional well being from the time they decide to conceive through the postnatal period. Educational and counseling services will be provided by expert licensed professionals, certified childbirth educators and lactation consultants. We intend to offer franchise opportunities for others to duplicate the Mothers Supercare Centers concept. Our management ("Management") believes that there is a strong need to combine physical health, fitness and emotional well being with education, convenience and service relating to a woman's pregnancy, childbirth and the postpartum experience. GRC is a development stage company.

      On August 1, 2004, the Company entered into a Business Development Agreement with Celerity Systems, Inc. ("CSI") pursuant to which it issued to CSI 5,925,000 shares of its Common Stock in exchange for certain services to be provided for GRC by CSI. In September, 2004, CSI announced its intention to distribute GRC Common Stock to its shareholders upon the effectiveness of required Securities Exchange Commission filings and final approval by the Board of Directors of the terms and conditions of the distribution.

Why CSI Sent This Document To You

      CSI sent you this document because you were an owner of CSI common stock on the record date. This entitles you to receive a distribution of one share of Common Stock of Getting Ready Corporation ("GRC"), for every 1,191.779 shares of CSI that you owned on that date. No action is required on your part to participate in the Distribution and you do not have to pay cash or other consideration to receive your GRC Shares.

      This document describes GRC's business, the relationship between CSI and GRC, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the GRC Shares that you will receive in the Distribution. You should be aware of certain risks relating to the Distribution and GRC's businesses, which are described in this document beginning on page 8.

About Us

      Our principal office is located at 8990 Wembley Court, Sarasota, Florida 34238. Our telephone number is (941) 966-6955.

                           SUMMARY OF THE DISTRIBUTION

Distribution

On the Distribution Date, the distribution agent identified below will begin distributing certificates representing our Common Stock to CSI stockholders. You will not be required to make any payment or take any other action to receive your shares of our Common Stock. The distributed shares of our Common Stock will be freely transferable unless you are one of our affiliates or you are issued shares in respect of restricted shares of CSI common stock.

Distribution Ratio

CSI will distribute to its stockholders an aggregate of 3,910,500 shares of Common Stock of GRC, based on approximately 4,660,453,032 CSI shares outstanding on the record date. Therefore, for every 1,191.779 shares of CSI common stock that you own of record on October 20, 2004, you will receive one share of GRC Common Stock. The Distribution ratio is subject to change depending upon the number of outstanding shares of CSI common stock on the Record Date.

Risk factors

The distribution and ownership of our Common Stock involve various risks. You should read carefully the factors discussed under Risk Factors beginning on page
7. Several of the most significant risks of the Distribution include:

Substantial sales of GRC Shares may have an adverse impact on the trading price of the our Common Stock.

There has not been a prior trading market for GRC Shares and a trading market for the GRC Shares may not develop.

The Distribution of GRC Shares will result in substantial tax liability.

Federal income tax consequences CSI and GRC do not intend for the Distribution to be tax-free for U.S. federal income tax purposes. You will be required to pay income tax on the value of your shares of GRC Common Stock received as a dividend. We expect that the dividend will be taxed as ordinary income to the extent of the value of the shares you receive. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

Our relationship with CSI after the distribution

Prior to the Distribution, CSI and GRC have entered into a Business Development Agreement to provide certain services to us in exchange for 7.5% of our common stock. CSI will provide GRC with, upon request, assistance including significant guidance and counsel in management, operations or business objectives and policies. Such assistance may include strategic and financial planning, designing budgets and control systems.

Board of Directors of GRC

After the distribution, GRC will have an initial board of three directors. The initial directors will serve three-year terms. Sheldon R. Rose, Dr. Francine H. Nichols and Lori Majeski currently serve on the board. Some of the provisions of GRC's certificate of incorporation and bylaws may have the effect of making the acquisition of control of GRC in a transaction not approved by GRC's board of directors more difficult.

Stockholder Inquiries

Any persons having inquiries relating to the distribution should contact the Shareholder Services department of Pac West Transfer, the distribution agent, at
(546) 351-1603 or GRC, in writing at Getting Ready Corporation 8990 Wembley Court, Sarasota, Florida 34238 Attention: Sheldon R. Rose, CEO, or by email at getting-ready@comcast.net, or by telephone at (941) 966-6955.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                             SUMMARY FINANCIAL DATA

      The following summary financial and other data should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation," "Capitalization," the statistical information set forth under the heading "Business," and the financial statements and related notes of Getting Ready
Corporation, appearing in this Prospectus beginning on page F-1. The selected financial data for the period ended September 30, 2003, was derived from our audited financial statements.

Selected Statements of Operations Data

                                                                                                    Period November
                           Period from November 26,    Nine Months Ended    Period November 26,    26, 2002 (Date of
                           2002 (Date of Inception)      June 30, 2004         2002 (Date of      Inception) through
                                   through                (Unaudited)        Inception) through      June 30, 2004
                              September 30, 2003                               June 30, 2003          (Unaudited)
                                                                                (Unaudited)
                          --------------------------- --------------------- --------------------- --------------------

Operating costs                  $  31,285                $  80,925                $  28,684                $ 112,210
Net loss                         $ (33,185)               $ (85,028)               $ (29,309)               $(118,213)
Net loss per share               $   (.001)               $   (.001)               $   (.001)               $   (.002)

Selected Balance Sheet Data

                                                 September 30,          June 30, 2004
                                                    2003                (Unaudited)
Current Assets                                     $ 33,483               $ 33,314
Total Assets                                       $ 61,725               $ 54,453
Current Liablities                                 $  2,410               $ 77,083
Total Stockholders' Equity (Deficit)               $ 16,815               $(22,630)

                                  RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information in this information statement. The following risks relate principally to the Distribution and GRC's business.

      If any of the following risks and uncertainties develops into actual events, the business, financial condition or results of operations of GRC could be materially adversely affected. If that happens, the trading prices of GRC shares could decline significantly.

      The risk factors below contain forward-looking statements regarding the Distribution and GRC. Actual results could differ materially from those set forth in the forward-looking statements. See Cautionary Statement Regarding Forward-Looking Statements below.

Risks Related To Our Business

WE WILL FACE MANY OF THE  DIFFICULTIES  THAT  COMPANIES  IN THE EARLY  STAGE MAY
FACE.

      As a result of our limited operating history, the fact that no other company has offered a similar one stop Mothers Supercare Center and the lack of assurance that women will accept our concept and the fact that we have not yet opened any centers, it may be difficult for you to assess our growth and earnings potential. The Company believes that there has not yet been developed, implemented and demonstrated a commercially viable business model from which to successfully operate any form of business that relies on the products and services that we intend to market, sell, and distribute. Therefore, we may face many of the difficulties that companies in the early stages of their development in new and evolving markets often face. These include, among others:

      o Substantial delays and expenses related to opening our Mothers Supercare Centers.
      o     Competition from larger and more established companies,
      o     Delays in reaching our marketing goals,
      o Difficulty recruiting qualified employees for management and other positions;
      o     Lack of sufficient customers, revenues and cash flow;
      o     Limited financial resources;

      We may continue to face these and other difficulties in the future, some of which may be beyond our control. If we are unable to successfully address these problems, our future growth and earnings will be negatively affected.

OUR AUDITORS HAVE AUDITED OUR FINANCIAL STATEMENTS ASSUMING THAT WE WILL CONTINUE AS A GOING CONCERN.

      GRC has received a report from their independent auditors for their fiscal year ended September 30, 2003 containing an explanatory paragraph that describes the uncertainty regarding their ability to continue as a going concern due to the lack of revenues and history of net losses as of the date of the auditor's opinion, they did not have access to sufficient committed capital to meet their projected operating needs for at least the next 12 months.

      Management's plans may not be successful or other unforeseeable actions may become necessary. Any inability to raise capital may require us to reduce the level of our operations. Such actions could have a material adverse effect on our business and operations and result in charges that could be material to our business and results of operations. In addition, the existence of the going concern opinion may make it more difficult for us to obtain additional financing on acceptable credit terms.

GRC'S FUTURE REVENUE AND OPERATING RESULTS ARE UNPREDICTABLE AND MAY FLUCTUATE

      Our short operating history and the rapidly changing nature of the market in which we compete make it difficult to accurately forecast our revenues and operating results. Our operating results are unpredictable and we expect them to fluctuate in the future due to a number of factors. These factors may include, among others:

      o the timing of sales of our products and services, particularly in light of our minimal sales history,
      o     difficulty in keeping current with changing technologies,
      o unexpected delays in introducing new products, new product features and services,
      o increased expenses, whether related to sales and marketing, product development or administration,
      o regulatory delays incurred in connection with operating as a franchise.

      If working capital or future acquisitions are financed through the issuance of equity securities, such as through the Equity Line of Credit with Cornell Capital Partners, LP (see Certain Relationships and Related Transactions), GRC stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of the GRC Shares. Further, the conversion of outstanding debt obligations into equity securities could have a dilutive effect on GRC shareholders.

GRC FACES AGGRESSIVE COMPETITION IN MANY AREAS OF THE BUSINESS AND THE BUSINESS WILL BE HARMED IF GRC FAILS TO COMPETE EFFECTIVELY

      Although we believe that no company offers the same one step for women seeking to start a family, we encounter aggressive competition from numerous competitors in many areas of our business. Many of our current and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than we have. We may not be able to compete effectively with these competitors. To remain competitive, we must develop new products and services and periodically enhance our existing products in a timely manner. We anticipate that we may have to adjust the prices of many of our products to stay competitive. Our competitiveness depends on our ability to enhance existing products and services and to offer successful new products and services on a timely basis. We have limited resources and must restrict product development efforts to a relatively small number of projects.

QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE

      We expect that we will be subject to substantial fluctuations in quarterly net revenues and operating results. Fluctuations may be caused by a number of factors including, but not limited to, the following:

      The timing of opening our Mothers Supercare Centers; the timing and amount of our expenses; the introduction of competitive products or services by existing or new competitors; reduced demand for any given product or service; seasonality in the customer traffic that we anticipate, based on weather and other factors.

      Due to these factors, forecasts may not be achieved, either because expected revenues do not occur or because they occur at lower prices or on terms that are less favorable to us. In addition, these factors increase the chances that our results could diverge from the expectations of investors and analysts. If so, the market price of our stock would likely decline.

GRC'S MANAGEMENT TEAM IS NEW AND ITS WORKING RELATIONSHIPS ARE UNTESTED

We have only recently assembled our management team as a result of our relatively limited activities to date. Some members of our management team have worked with each other in the past, although at this time we cannot assess the effectiveness of their working relationships. As a result, we may be unable to effectively develop and manage our business and GRC, as a business, may fail.

GRC MAY INCUR INCREASED EXPENSES IF THE BUSINESS DEVELOPMENT AGREEMENT WITH CSI IS TERMINATED

We entered into a Business Development Agreement with CSI pursuant to which CSI will, upon request, assist GRC in managerial assistance, including significant guidance and counsel in management, operations or business objectives and policies. Such assistance may include strategic and financial planning, designing budgets and control systems. In the event that CSI is unsuccessful in performing such services, we may be required to seek other third parties to assist us in this process, which may increase our costs.

WE ARE SUBJECT TO GOVERNMENT REGULATION AND FAILURE TO COMPLY WITH THESE REGULATIONS COULD HAVE A NEGATIVE EFFECT ON OUR FINANCIAL CONDITION.

      Our operations and business practices will be subject to federal, state and local government regulations in the various jurisdictions in which our Mothers Supercare Centers will be located, including:

      o general rules and regulations of the Federal Trade Commission (the "FTC"), state and local consumer protection agencies and state statutes that prescribe provisions of membership contracts and that govern the advertising, sale, financing and collection of membership fees and dues; and
      o     state and local health regulations;

We believe we have structured our operations in a manner that it will be in material compliance with all applicable statutes, rules and regulations. Our failure to comply with these statutes, rules and regulations may result in fines or penalties.

Risk of litigation and insufficiency of liability insurance:

Although the Company has had no history of material legal claims, the Company may be subject to claims and lawsuits from time to time arising from the operation of its business, including claims arising from accidents or from the allegedly negligent provision massage therapy services. Damages resulting from and the costs of defending any such actions could be substantial. In the opinion of management, the Company is adequately insured against personal injury claims, professional liability claims and other business-related claims including, but no limited to, claims related to the allegedly negligent provision of massage therapy services. Nevertheless, there can be no assurance the Company will be able to maintain such coverage, or that it will be adequate.

Risks Relating to the Distribution

THE DISTRIBUTION OF GRC SHARES WILL RESULT IN SUBSTANTIAL TAX LIABILITY

      You will be required to pay income tax on the value of your shares of GRC Common Stock received as a dividend. The dividend will be taxed as ordinary income to the extent of the value of the shares you receive. In addition, you may have to pay taxes on any shares that you receive as a result of the rounding up of fractional shares. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

SUBSTANTIAL SALES OF GRC SHARES MAY HAVE AN ADVERSE IMPACT ON THE TRADING PRICE OF THE GRC COMMON STOCK

      After the Distribution, some CSI stockholders may decide that they do not want shares in a company engaged in our business, and may sell their GRC common stock following the Distribution.

      Based on the number of shares of CSI common stock anticipated to be outstanding on the record date, CSI will distribute to CSI stockholders a total of approximately 3,910,500 GRC Shares. Under the United States federal securities laws, substantially all of these shares may be resold immediately in the public market, except for (1) GRC Shares held by affiliates of GRC or (2) shares which are issued in respect of restricted shares of CSI common stock. GRC cannot predict whether stockholders will resell large numbers of GRC Shares in the public market following the Distribution or how quickly they may resell these GRC Shares. If GRC stockholders sell large numbers of GRC Shares over a short period of time, or if investors anticipate large sales of GRC Shares over a short period of time, this could adversely affect the trading price of the GRC Shares.

THERE HAS NOT BEEN ANY PRIOR TRADING MARKET FOR THE GRC SHARES AND A TRADING MARKET FOR THE GRC SHARES MAY NOT DEVELOP

      There is no current trading market for the GRC Shares, although a when-issued trading market may develop prior to completion of the Distribution. We anticipate that the GRC Shares will be listed on the Over The Counter Bulletin Board under the proposed symbol GRC.

      GRC Shares may not be actively traded or the prices at which the GRC Shares will trade may be low. Some of the CSI stockholders who receive GRC Shares may decide that they do not want shares in a company in a business like that of GRC and may sell their GRC Shares following the Distribution. This may delay the development of an orderly trading market in the GRC Shares for a period of time following the Distribution. Until the GRC Shares are fully distributed and an orderly market develops, the prices at which the GRC Shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for GRC Shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, GRC results of operations, what investors think of GRC and the desirability of our industry, changes in economic conditions in the GRC's, and general economic and market conditions. Market fluctuations could have a material adverse impact on the trading price of the GRC Shares.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      Information included in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

      This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Our Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                                 USE OF PROCEEDS

      GRC will receive no proceeds from the distribution of securities in this Distribution.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
                            AND RESULTS OF OPERATIONS

      The  following   discussion   should  be  read  in  conjunction  with  our
consolidated financial statements and related notes included elsewhere in this Prospectus.

      This filing contains forward-looking statements. The words "anticipated," "believe," "expect," "plan," "intend," "seek," "estimate," "project," "could," "may," and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management's current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve market penetration and customers, and various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this filing are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

OVERVIEW

      To date our operations have been limited to the development of our business plan, the selection of the sites for our first two Mothers Supercare Centers, research on the products and services that we intend to offer at the centers and the formation of our management team. Although our operations have been limited, we believe that there is a demand for the type of products and services that we intend to offer. Our strategy is to capture and keep the female customer from the time she decides to start a family through the early years of her infant's life by selling related products and providing continued service throughout that entire time period.

PLAN OF OPERATIONS

      Because we have not recorded any revenues to date, we have prepared our financial statements with the assumption that there is substantial doubt that we can continue as a going concern. Our ability to continue as a going concern is dependent on our ability to effect our Plan of Operations.

      During the next 24 months, we intend to establish two Mothers Supercare Centers. The Center will be developed to provide an environment that sparks customer interest, excitement and loyalty. The company will utilize consultants to create this retail brand experience from strategy, design, branding and architecture. The Center will consist of an education area, fitness area, spa area, retail area and a socialization area.

      We intend to utilize funds from the Equity Line of Credit to finance the construction and initial staffing of the two centers. We believe that we will be able to derive revenues from the following packages offered to our clients.

      Educational classes in areas such as: childbirth education, prenatal and postnatal programs; fitness training classes for prenatal and postnatal women; spa facility and spa services. The retail sale of products for expectant mothers and infants offered in our centers via our catalog and on our web site.

      We intend to charge new customers a registration fee to join a Mothers Supercare Center, as well as a monthly fee to maintain their membership privilege. Certain of our classes will require an additional fee to participate. In addition, we expect to derive revenues by offering traditional spa services such as massages and beauty treatments which services will specifically be designed for the prenatal and postnatal woman.

      Once our first two Mothers Supercare Centers are established, we intend to offer others the opportunity to franchise our name and concept. In addition, to paying an upfront franchise fee and a percentage of profits, franchisees will be required to purchase our products and services creating an additional source of revenue.

      We intend to achieve a customer base by targeting hospitals, obstetricians and gynecologists, pediatricians, lactation consultants, registered nurses and mid-wives, birthing centers, doulas, infertility centers, pre-school centers, childcare centers, religious institutions, corporations and retail establishments within a 30 mile radius of our Centers. We intend to hire sales representatives to visit such establishments and distribute advertising and promotional literature at such places. We also intend to advertise through a variety of mediums, including, but not limited to, local newspapers, local radio and television stations, through trade journals, mass mailings and our web site.

      A significant portion of our activities to date is centered around determining the sites for our first two Mothers Supercare Centers. We have chosen the two proposed sites by utilizing our marketing research databases. The first two centers will be located in or around the town of Weston in Broward County, Florida and the Monmouth/Ocean/ Middlesex County areas of New Jersey. These two centers met our demographic criteria. We expect that the Centers will occupy approximately 8,000 square feet. We believe that it will cost approximately $3.25 million to open the two centers. These costs will include initial construction costs, rent, the purchase of equipment and the limited purchase of inventory for sales at the Centers and via our catalog and web site. We intend to devote approximately $450,000 to marketing and branding activities. We also have budgeted approximately $650,000 for wages and consultant's fees.

      We intend to sell products designed for the expecting or new mother, as well as infant/toddler items. These products will be sold through three channels
- at the Mother Supercare Center, in our catalogue or on our web site. Products that we expect to offer at our store, as well as in our catalogue and web site include maternity and infant products, nutritional, health and beauty products, and items regarding fitness and physical and emotional well being.

      Some products to be sold at our centers will be purchased directly from vendors and will be held as inventory. Because we desire to reduce the need for significant expenditures on inventory, other products will be available to us and our customers on a drop-ship basis from selected manufactures. We intend to publish a catalogue of all products that we offer in our Center and through our web site. This catalogue will be distributed through our centers, doctors' offices, hospitals, and direct mail. The catalogue will also provide articles that would contribute to the educational process for the women and their families.

      To date our operations have been extremely limited and we have not yet derived any revenues. Our primary costs have been for the purchase of equipment and web site development, as well as professional fees and expenses. We have developed approximately 40% of our educational curriculum. Our efforts continue in developing prenatal and postnatal curriculum. We have established approximately 20% of our retail program and continue to seek out products and services that we believe will be desired. We have spent approximately $27,000 on the development of our web site (mothersbaby.com). We believe that approximately 15% of the web site program has been completed. We also have taken certain steps in developing our catalog. Approximately 10% of such program has been completed under the name "New Life." Since inception, we have incurred a net loss of approximately $118,000.

Liquidity and Capital Resources

      To date we have funded our operations from loans from the Company's Chief Executive Officer and his family. These loans total approximately $80,000 and bear interest at 12% per annum and are due in January 2005. We intend to use proceeds from the Equity Line of Credit to repay these loans.

      To date, we have incurred substantial losses, and will require financing for working capital to meet its operating obligations. We anticipate that we will require financing on an ongoing basis for the foreseeable future.

      In July 2004, we entered into an Equity Line of Credit Agreement. Under this agreement, we may issue and sell to Cornell Capital Partners Common Stock for a total purchase price of up to $10.0 million. We will be entitled to commence drawing down on the Equity Line of Credit when the Common Stock under the Equity Line of Credit is registered with the Securities and Exchange Commission and the authorization for quotation on the National Association of Securities Dealers Over the Counter Bulletin is obtained and will continue for two years thereafter. The purchase price for the shares will be equal to 95% of the market price, which is defined as the lowest closing bid price of the Common Stock during the five trading days following the notice date. A cash fee equal to six percent (6%) of the cash proceeds of the draw down is also payable at the time of funding. To date, we have not drawn down on the Equity Line of Credit.

Critical Accounting Policies

The critical accounting policies followed are:

      The  preparation  of financial  statements in conformity  with  accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Cash equivalents consist of all highly liquid debt instruments purchased with a maturity of three months or less. All cash is maintained with a major financial institution in the United States. Deposits with this bank may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and, therefore, bear minimal risk.

      The Company's financial instruments include cash and accounts payable. The carrying amounts of these financial instruments approximate their fair value, due to the short-term nature of these items. The carrying amount of the notes payable approximates their fair value due to the use of market rates of interest.

      Furniture and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives, principally three to five years. Accelerated methods are used for tax depreciation. Maintenance and repairs are charged to operations when incurred. Betterments and account and related accumulated depreciaiotn account are relieved, and any gain or loss is included in operations.

      The Company has incurred deferred offering costs in connection with raising additional capital through the sale of its common stock. These costs have been capitalized and will be charged against additional paid-in capital should common stock be issued for cash. If there is no issuance of common stock, the costs incurred will be charged to operations.

      The Company follows the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which establishes accounting standards for the impairment of long-lived assets such as property, plant and equipment and intangible assets subject to amortization. The Company reviews long-lived assets to be held-and-used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the undiscounted expected future cash flows over the remaining useful life of a long-lived asset is less than its carrying amount, the asset is considered to be impaired. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risks associated with the recovery of the asset. For the period presented there was no impairment recorded related to these long-lived assets.

      The Company capitalized the purchase of a domain name and development of a web-site according to EITF 00-2 and SOP 98-1. These costs were incurred for the application, graphics and infrastructure development. Future costs for the operation of the web-site will be expensed as incurred.

      Deferred income tax assets and liabilities arise from temporary differences associated with differences between the financial statements and tax basis of assets and liabilities, as measured by the enacted tax rates, which are expected to be in effect when these differences reverse. Deferred tax assets and liabilities are classified as current or non-current, depending on the classification of the assets or liabilities to which they relate. Deferred tax assets and liabilities not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. The principal types of temporary differences between assets and liabilities for financial statements and tax return purposes are set forth in Note 9.

      Basic and diluted earnings per share are computed based on the weighted average number of common stock outstanding during the period. Common stock equivalents are not considered in the calculation of diluted earnings per share for the periods presented because their effect would be anti-dilutive.

      In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51" (the "Interpretation"). The Interpretation requires the consolidation of variable interest entities in which an enterprise absorbs a majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both, as a result of ownership, contractual, or other financial interests in the entity. Currently, entities are generally consolidated by an enterprise that has controlling financial interest through ownership of a majority voting interest in the entity. The Interpretation was originally immediately effective for variable interest entities created after January 31, 2003, and effective in the first quarter of the Company's fiscal 2004 for those created prior to February 1, 2003. However, in October 2003, the FASB deferred the effective date for those variable interest entities created prior to February 1, 2003, until the Company's second quarter of fiscal 2004. The adoption of this statement has had no material effect on the Company's financial statements.

      In May 2003, FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement addresses the accounting for certain financial instruments that, under previous guidance, could be accounted for as equity. SFAS No. 150 requires that those instruments be classified as liabilities in the statement of financial position. In addition, SFAS No. 150 also requires disclosure about alternative ways of settling the instruments and the capital structure of certain entities. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement has had no material effect on the Company's financial statements.

      The unaudited financial statements and the related notes thereto as of June 30, 2004 and for the nine months ended June 30, 2004 and 2003 include all normal recurring adjustments, which in the opinion of management, are necessary for a fair presentation and are prepared on the same basis as the audited annual statements. The interim results are not necessarily indicative of the results that may be expected for the full year.

Effect on Recent Accounting Pronouncements

      SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information" requires that a public company report financial and descriptive information about its reportable operating segments. It also requires that an enterprise report certain information about its products and services, the geographic areas in which they operate and their major customers. In determining the requirements of this pronouncement, Management currently believes that there is no materially reportable segment information with respect to GRC's operations and does not provide any segment information regarding products and services, major customers, and the material countries in which GRC holds assets and reports revenue.

      SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities" requires that certain derivative instruments be recognized in balance sheets at fair value and for changes in fair value to be recognized in operations. Additional guidance is also provided to determine when hedge accounting treatment is appropriate whereby hedging gains and losses are offset by losses and gains related directly to the hedged item. While the standard, as amended, must be adopted in the fiscal year beginning after June 15, 2000, its impact on GRC's financial statements is not expected to be material as GRC has not historically used derivative and hedge instruments.

      SFAS No. 142, "Goodwill and Other Intangible Assets" requires goodwill to be tested for impairment under certain circumstances, and written off when impaired, rather than being amortized as previous standards require. It is effective for fiscal years beginning after December 15, 2001. Early application is permitted for entities with fiscal years beginning after March 15, 2001 provided the first interim period financial statements have not been previously issued. GRC believes that it is already in substantial compliance with the accounting requirements as set forth in this new pronouncement and therefore believes that adoption will not have a material effect on its financial or operating results.

      Statement of Position ("SOP") No. 98-1 specifies the appropriate accounting for costs incurred to develop or obtain computer software for internal use. The new pronouncement provides guidance on which costs should be capitalized, and over what period such costs should be amortized and what disclosures should be made regarding such costs. This pronouncement is effective for fiscal years beginning after December 15, 1998, but earlier application is acceptable. Previously capitalized costs will not be adjusted. GRC believes that it is already in substantial compliance with the accounting requirements as set forth in this new pronouncement and therefore believes that adoption will not have a material effect on its financial condition or operating results.

      SOP No. 98-5 requires that companies write-off defined previously capitalized start-up costs including organization costs and expense future start-up costs as incurred. GRC believes that it is already in substantial compliance with the accounting requirements as set forth in this new pronouncement and therefore believes that adoption will not have a material effect on its financial condition or operating results.

Background

      Getting Ready Corporation ("GRC" or "We"), was incorporated in Delaware on November 26, 2002. GRC intends to open Mother Supercare Centers in target areas across the United States. The Mother Supercare Centers will provide women who are planning to start a family, are pregnant or have recently had a baby, with a one-stop destination offering pregnancy, childbirth and parenting educational classes, nutritional counseling health and fitness classes and training and spa services, retail catalog and internet shopping for women's and infant's products related to pregnancy through the infant's first year of life. Emphasis will be placed on educating women about pregnancy, childbirth, and parenting, nutrition and the overall health, fitness and emotional well- being of themselves and their families from the time they decide to conceive through the infant's first year of life. Pampering spa services such as massages, facials, pedicures and manicures will be offered to enhance the woman's feeling of physical and emotional well-being. Educational and counseling services will be provided by expert licensed professionals, certified childbirth educators and lactation consultants.

      After the development and implementation of two model Centers, we intend to franchise the Mothers Supercare Centers concept. Our management
("Management") believes that there is a strong need for a new and innovative approach to providing the education, health needs, fitness training, emotional well-being, spa services, and women's and infant's products related to a woman's pregnancy, childbirth and the postpartum experience and the infant's first year of life.

      The following description of our business is intended to provide an understanding of our company and the direction of our strategy.

Strategy and Products and Services

      We believe that there is a strong need for a new and innovative approach to providing the educating health needs, fitness training, emotional well-being, spa services, and women's and infant's product related to a woman's pregnancy, childbirth and the postpartum experience and the infant's first year of life. Mothers Supercare Centers are intended to be a convenient one-stop center for all of the needs of women from pregnancy through postpartum and the needs of infants through the first year of life.

      Through our planned Mother Supercare Centers, we intend to create a caring and stress-free learning environment that combines education services, health and fitness services, and emotional well-being spa services with the ability to purchase products designed specially for women who are in any phase of the childbearing process from planning a family through the newborn's first year of life. The Mothers Supercare Centers will be safe, relaxing and convenient facilities that pamper and cater to woman's physical, mental and emotional needs from pregnancy through the infant's first year of life. There will also be the convenience of shopping with the knowledge that only the safest and most highly recommended products for her and her infant will be available for sale.

      We intend to engage certified childbirth educators and lactation consultants to provide on-site instructional services and educational expertise.Yoga Masters, licensed professional masseuses, nutritionists, licensed etheticians, as well as licensed physical therapists and certified fitness instructors will be engaged to provide their specific services. Our goal is to capture the consumer from planning a family through birth and beyond for a minimum of twelve (12) months. During a pregnancy and immediately after the birth of a child, new parents spend substantial amounts of time with childbirth educators and maternity nurses seeking information on healthcare issues, the birth process and infant care. The Mothers Supercare Centers are intended to be a place where new and expecting mothers can connect, communicate and share their concerns and issues related to pregnancy, parenting and infant care with professionals and their peers.

      We intend to offer a wide variety of educational and fitness and spa services with varying fees. We believe that these fees will be both affordable and competitive in terms of the quality and variety of services provided at the Centers. New customers will be charged a registration fee upon admission and a monthly fee each month to maintain their membership privilege.

      We intend to develop our reputation by placing heavy emphasis on our licensed/certified professional staff, expert consultants, and to dispense extensive and the most up-to-date information and pre-natal, post-natal and infant care products available for women and their infants today.

      We intend to offer the customer numerous options and choices for services and products, as well as educational counseling. We will offer educational information and counseling in areas ranging from achieving conception through issues related to the expectations during the first year of a newborn's life. We will advise mothers on exercise and proper fitness, prior to and during pregnancy, childbirth and the postpartum periods, and proper nutrition and diet. Areas of education will also include holistic and complementary health care alternatives in additional to traditional healthcare, yoga and meditation as well as traditional exercise, strength training, and pre and post natal exercise classes.

      Each Mother Supercare Center will have an area for fitness training and spa services, designed specifically for the pregnant or postpartum woman. While there are a few health clubs that provide some fitness training, with some modifications, for women during pregnancy, this is not their main focus of training. There are several large fitness centers that cater to fitness and weight loss clients, but not specifically pregnant or postpartum women. Many women are reluctant to work out at a regular fitness center because of their changing bodies during pregnancy and their altered shape during the postpartum period. Also, most regular fitness centers base their training for the pregnant or postpartum woman on their usual training programs with only some modifications. The Mother Supercare Center will offer safe and appropriate fitness programs designed specifically for the pregnant and postpartum woman taught by certified fitness educators who are experts in the pregnancy and postpartum fitness area. Upon joining the Center, the woman will meet with a fitness counselor who will develop a personalized fitness program for the woman which emphasis the proper physical exercises for childbirth, as well as guidance on the best way to lose weight after pregnancy and regain muscle tone. This personalization may evolve into offering personal training services for an additional fee.

      We intend to sell products designed for the expecting or new mother, as well as infant/toddler items. These products will be sold through three channels
- at the Mother Supercare Center, in our catalogue or on our web site. Products that we expect to offer at our store, as well as in our catalogue and website include maternity and infant products, nutritional, health and beauty products, and items regarding fitness and physical and emotional well-being.

      Some products to be sold at our centers will be purchased directly from vendors and will be held as inventory. Because we desire to reduce the need for significant expenditures on inventory, other products will be available to us and our customers on a drop-ship basis from selected manufacturers. We intend to publish a catalogue of all products that we offer in our Center and through our website. This catalogue will be distributed through our centers, doctors' offices, hospitals, and direct mail. The catalogue will also provide articles that would contribute to the educational process for the women and their families.

      We intend to maintain an Internet web site. The "Getting Ready" website will be intended to (a) provide a forum for offering educational information to Mothers Supercare Center members, (b) offer a means of communication about our Mother Supercare Center class schedules, class descriptions, and description of fitness and spa services available and (c) generate revenue through retail e-commerce services. The web sites will offer the following sections:

      Education - Members of the Mothers Supercare Center will be able to use the Company's website to go online and access information and articles that will support the educational programs taught at the Mothers Supercare Center.

      Ask an Expert - The members of the Mothers Supercare Centers will be able to ask questions and receive information and advice from expert physicians, registered nurses, certified childbirth educators and lactation consultants, registered physical therapists, licensed estheticians and a host of other specialists during the prenatal and postpartum period through the infants first year of life.

      On-line Communities (Chat Rooms) - There will be scheduled chats on specific topics (such as "Discomforts of Pregnancy" or "Is there Life after Childbirth: Coping during the Postpartum Period?" as well as an Open Chat Room where members of the Mothers Supercare Centers will be able to go online and discuss with other members (within the center and other centers) personal experiences during the prenatal, postnatal and parenting periods.

      We intend to offer companies in the prenatal and postpartum market the opportunity to advertise in our catalogue and on our website. We believe that we will be a desired medium for these companies with our focused customer and built in Mother Supercare Center membership list.

      By obtaining, analyzing and using the information obtained from our customer base, we will be able to refine program offerings and provide better services to our customers. Also, our knowledge about a given customer will enable us to provide timely and demographically targeted news and information. For example, just prior to when a child is learning to walk, we can send an e-mail to the parents offering educational and product offerings that will enhance that child's ability to perform such a task. In addition, spa specials and other promotions will also be included in the e-mail.

Our Planned Mothers Supercare Centers

      We have identified the geographical areas for our first two Mother's Supercare Centers. We utilized the GEO Marketing Research database to select areas with the desired demographics. The search combined a variety of database, including the U.S. census Bureau 2000 Database, the Fertility of American Women June 2000 Database, The American Hospital Association Database and the Lamaze Childbirth Educator Database. We targeted an area with a relatively high per capita income, a young well educated population, which is within relative proximity to busy obstetrical hospitals.

      We intend to establish one of two Mothers Supercare Centers in or around the Town of Weston in Broward County, Florida. Not only does the area meet our demographic criteria, but it is within close proximity to our corporate office. This close proximity will enable Management to provide hands on attention to every detail of the development of the first center. It will also allow Management to leverage off of their own reputations in the community.

      In order to determine a specific site for the Center in the Weston area, the following is needed: identify commercial areas that are easily accessible within the area and that have plenty of parking, and evaluate traffic flow on interstates and roads leading to site. This will be best accomplished working with the Chamber of Commerce in the area and commercial real estate agent.

      The second center is planned for the Monmouth/Ocean/Middlesex area of New Jersey. This area had the sixth highest per capita income and was one of ten areas with the largest number of births in 2001 in the United States. In addition, Management believes that because the counties are relatively small, densely populated and in close proximity to several major obstetrical hospitals they would be an ideal location.

      Management estimates that the cost of developing and/or opening its first Mothers Supercare Center will be approximately $2,500,000. We believe that it will take approximately nine months to open our first center.

The Market

      According to the National Center for Health Services, there are slightly more than four (4) million babies born each year in the United States, which translates into around four (4) million mothers. It is estimated by the IHRSA (International Health, Racket & Sportsclub Association) Trend Report, that of the four (4) million new mothers each year, three (3) million attend some type of childbirth education classes (prenatal/postpartum). Additional information, which we believe would contribute to a strong need for our services is that according to the JPMA, (Juvenile Products Manufacturers Assoc.) 52% of health club members are women. 18-34 year-olds comprise 11.5 million members and are the traditional main stay of the health club industry. In a 2003 survey of adults by the Opinion Research Corporation, 18 year and older about massage, 99% of 18 - 24 year olds and 95% of 25 - 34 year olds agreed that massage can be beneficial to health. This information supports our belief that pregnant and postpartum women will seek our massage services.

      According to the U.S. Bureau of the Census and American Baby Magazine, the average family spends $7,100 in the first year of the baby's life on baby related goods. Maternity Apparel alone is a $1.2 Billion market according to Mother's Work. This averages to $300 per woman. Utilizing a budget planning chart provided by Parenting.com, at a minimum purchase quantity of one each per check list entry, the average expenditures required from pregnancy to one month of birth is calculated at approximately $15,000.

Sales and Marketing

      We intend to employ sales representative who will visit hospitals, private offices of obstetricians, gynecologists, pediatricians, lactation consultants, registered nurses, mid-wives, birthing centers, doulas, infertility centers, pre-school centers, childcare centers, religious institutions, corporations and retail establishments within a 30 mile radius of the Mothers Supercare Center. They will distribute advertising and promotional literature and enlist professional support in providing referrals to the Centers.

      We intend to advertise in local journals, media advertising through local newspapers, radio and television stations, organize seminars at our center and other locations, conduct mass mailings, contact corporate human resources departments and utilize our website and catalog for marketing purposes. We will also seek to become a key player in the community for worthwhile causes thus increasing our reputation and visibility. We will also seek to enter into strategic arrangements with businesses that we feel are complementary to our mission and synergistic to our business.

      We believe that with our unique all in one concept and the reputation of Dr. Francine Nichols, our Executive Vice President of Education and Services, we will also engender interest from the local press in areas where we are opening centers.

Franchising

      Once we have established consumer awareness of our Mothers Supercare Centers, we intend to offer franchise opportunities for others to duplicate the Mothers Supercare Concept. In exchange for a franchising fee and a percentage of profits we will allow the franchises to utilize the Mothers Supercare Center name and concept. We will assist the franchise in choosing a specific location within their territory, the design of the center and in the hiring of employees and retention of the appropriate consultants and therapists. We will also allow their members to utilize our website and provide them access to our educational bulletins. We believe that in addition to providing revenue, franchising will increase the public's awareness of the Mothers Supercare Centers' concept.

      The projected market for franchisees will be comprised of Entrepreneur/Individuals who are currently already in one segment (such as education, retail, fitness or spa area) of the prenatal and postpartum area. These individuals are already knowledgeable about specific aspects of the prenatal and postpartum areas and are also potential franchisees. This could be hospital or other maternal-child agencies, healthcare, professionals, retail stores who specializes in maternal and infant health products, or a spa or fitness agency that already has prenatal and postpartum classes or training. This approach will decrease risk because franchisees will already be successful in providing resources and product to expectant and new parents in a specific area. Training will be provided by us to increase franchisees knowledge and skills.

      We will implement the following controls to provide uniformity and consistency of franchisees. These controls will also decrease risk. The controls are:

      o All educators (prenatal, postpartum, fitness) must have at least 2 years of experience and must be currently national certification by a leading certification organization in their specialty area. For example, Lamaze childbirth educators must be certified by the Lamaze International Association.

      o All spa treatment staff must have at least 2 years of experience and must be currently certified by a leading national certification organization in their specialty area and training in the pregnancy and postpartum area.

      o All fitness experts must have at least 2 years of experience and must be currently certified by a leading national certification organization in their specialty area and training in the pregnancy and postpartum areas.

      o Curriculum for each type of education classes will be developed by Dr. Nichols and staff and franchisees must use the approved curriculum for teaching classes. Only specific classes approved by Getting Ready can be taught by franchisees.

      o Four manuals with policies and procedures related to a specific area will be developed:

                                            Merchandising/Marketing
                                            Operations
                                            Personnel/Human Resources
                                            Sales

      o Franchisees must follow these manuals in developing, conducting and evaluating business activities.

      o     Franchisees must have their site pre-approved by us

      o Franchisees must follow design and appearance standards that were developed by us

      o Only certain services and product may be offered for sale by franchisees

      o     Franchisees must follow certain methods of operation

      o     Franchisees must purchase products and services from us.

Competition

      Almost all of competitors and potential competitors presently have considerably greater financial and other resources, experience and market penetration than us. Management believes that we may be able to distinguish GRC by consolidating the fragmented industry and by providing a comprehensive center that addresses the total needs of women and their families.

Our competition may include, but not be limited to, the following:

      Retail Stores: Retail stores include maternity shops and infant stores, infant/juvenile stores, health food centers, sporting goods outlets, and beauty/spa supply outlets. Maternity shops focus primarily on providing maternity clothes and accessories for pregnant women. Infant stores such as Babies R' Us, Toys R' Us, etc. provide only products for infants. Large stores such as Walmart and department stores provide products for pregnant women and infants in separate departments. Management does not know of any retail store that provides prenatal and parenting educational services and counseling, and fitness and spa services.

      Prenatal and Parenting Education: Prenatal and parenting education is provided primarily by hospitals and independent childbirth educators and lactation consultants. A few hospitals provide limited lactation supplies through their maternity units. Women usually attend the classes that are recommended by their obstetrician because finding classes can be difficult. Individual fee based counseling or educational services are not a part of the typical prenatal and parenting education programs.

      Counseling Centers: Psychological, prenatal through postpartum and parenting counseling services are provided by licensed independent healthcare professionals nurses, physicians, social workers and psychologists. Women and their families depend on referrals from professionals, family and friends in order to find licensed professionals that may meet their needs. Many do not get help that is needed because of the difficulty in finding someone who can help them with their specific problem.

      Fitness Centers: While there are a few health clubs that provide some training for women during pregnancy, this is not the main focus of any of these centers. Training during the postpartum period is usually based on the usual fitness training with only some modifications. There are several large fitness centers that cater to fitness and weight loss. Many women are reluctant to work out at a regular fitness center because of their changing bodies during pregnancy and their altered shape during the postpartum period. Also, most regular fitness centers use their regular training programs with only some modifications for pregnant and postpartum women rather than programs designed specifically for the pregnant and postpartum woman.

Intellectual Property Rights

      We intend to file a trademark for "Mothers Supercare Centers." To our knowledge there is no other party who has filed a trademark on the name "Mothers Supercare Centers."

Employees

      As of September 14, 2004, we had three full time employees. We have entered into employment agreements with our Chief Executive Officer (Mr. Rose), our Executive Vice President for Education and Services (Dr. Francine Nichols) and our Executive Vice President for Marketing (Lori Majeski), which agreements are effective upon the effectiveness of this Registration Statement. Each of these three will be full time employees of ours. Our future success depends in significant part upon obtaining and retaining highly qualified, key operational and management personnel.

      Competition for such personnel is intense, and there can be no assurance that we can retain our future employees or that we can assimilate or retain other highly qualified personnel in the future.

Government Regulation

      Our operations and business practices will be subject to federal, state and local government regulations in the various jurisdictions in which our Mothers Supercare Centers will be located, including:

      o general rules and regulations of the Federal Trade Commission (the "FTC"), state and local consumer protection agencies and state statutes that prescribe provisions of membership contracts and that govern the advertising, sale, financing and collection of membership fees and dues; and

      o     state and local health regulations;

      We believe we have structured our operations in a manner that they will be in material compliance with all applicable statutes, rules and regulations. Our failure to comply with these statutes, rules and regulations may result in fines or penalties.

Legal Proceedings

      We are not party to any material legal proceedings, nor to the knowledge of GRC, is any such proceeding threatened against it. Our Chief Executive Officer, Sheldon R. Rose filed for personal bankruptcy in 2001.

Facilities

      We do not own any real property. We maintain our principal offices at 8990 Wembley Court, Sarasota, Florida 34238. Such office space is on premises owned by our CEO, Sheldon Rose, and is provided to us at no cost. Once we receive funding under the Equity Line of Credit, we intend to lease an office in the Sarasota area. We expect that rent will be approximately $1,500 per month. The Company does not yet have any specific agreements for the development of our initial Mothers Supercare Centers.

                                 OUR MANAGEMENT


--------------------------------------------------------------------------------
Name                  Age     Position
--------------------------------------------------------------------------------
Sheldon Rose          65      Chairman, CEO & President
--------------------------------------------------------------------------------
Francine Nichols      67      Executive Vice President of Education & Services
                                and Director
--------------------------------------------------------------------------------
Lori Majeski          50      Executive Vice President for Sales & Marketing
                                and Director
--------------------------------------------------------------------------------

      We have a board of directors consisting of three directors. Listed below is certain information concerning those who will serve as directors and executive officers of ours. Each of our executive officers is a full time employee of ours.

      Mr. Rose is a founder of GRC and has served as our Chief Executive Officer since inception. Mr. Rose has had extensive business experience with American Machine & Foundry Co. (1960-1964) where he completed his services as the Manager of Long Range Planning for the Aerospace General Engineering Division. Mr. Rose also worked for Cutler Hammer Corporation in Sales Management from 1964-1968. From 1969-1972, he was Vice President of Marketing for Computer Solutions, Inc., a computer time-sharing company offering services to accountants, distributors and small to medium size business organizations. From 1972-1975, he was Corporate Acquisition Marketing Manager for Teleprocessing Industries, a division of the Western Union Company. From 1975-1982, he was President of Ambassador Corporation, a prenatal and postpartum product Services Company. From 1982 through March 1997, he was affiliated with Diplomat Corporation as its founder, Chairman and Chief Executive Officer. Diplomat was a public company traded on the Nasdaq Stock Market. From 1997 through 2001, he was the Chairman and CEO of the Rose Group Corporation a public company providing prenatal/postpartum products, through electronic e-commerce. Mr. Rose filed for personal bankruptcy in 2001.

      Dr. Nichols is a founder of GRC and is a director and has served as Executive Vice President of Education and Services to GRC since inception. Dr. Nichols obtained her Ph.D. degree in nursing from the University of Texas in 1984, with an emphasis on parent child research and child health issues. Dr. Nichols presently serves a President of MCH Consultants specializing in maternal and child health care. She is also the author or numerous books, articles and film productions related to "How To's" on infant care with particular emphasis on infant products. She was a Visiting Associate Professor in the School of Nursing at the Catholic University of American in Washington D.C., from 1991 through 1993. Dr. Nichols has also had extensive affiliations with the University of Kansas School of Medicine and Wichita State University where she has been a Clinical Assistant Professor of Pediatrics (School of Medicine) and Associate Professor (School of Nursing) in change of the Maternal Nursing Graduate Program. She was also President and a board member of ASPO/LAMAZE from 1984 through 1991, the National LAMAZE Childbirth Organization headquartered in Washington D.C.

      Ms. Majeski is a founder of GRC and has acted as our Executive Vice President for Sales and Marketing since formation. She has been actively engaged in the marketing and product development field for over twenty-three years, and has spent the past four years operating her own consulting company. Prior thereto, Ms. Majeski worked for the Rose Group Corporation, a public company providing prenatal/postpartum products, for two years. Her consulting activities focus upon retail, marketing, merchandising and product development services for children's education toys, juvenile accessories and infant and children's apparel. Prior to founding her own consulting company, Ms. Majeski worked for various manufacturers where she was directly responsible for the design, product development, production and merchandising of high-end children's wear apparel lines for the Walt Disney company and affiliated entities thereof.

      We intend to utilize Arnold L. Tanis, M.D., F.A.A.P. as our medical expert on an as needed basis. There are no guarantees or minimums associated with the arrangement. Mr. Tanis is a board certified pediatrician. He has received numerous awards and recognitions and has appeared in multiple network media productions and has published extensively on parenting and childcare topics.

Compensation of Executive Officers

      No officers or directors of GRC received any compensation for services to GRC during any of the last three fiscal years.

Employment Agreements

      We have entered into three-year employment agreement with each of our three executive officers, which will be effective upon the effectiveness of this Registration Statement. They each will receive a salary of $100,000 per year. If our revenues, during year one of the agreements exceed $1.1 million, each of the three employees will receive $25,000 bonuses. If our revenues during year two exceed $7.3 million, each of the three employees will receive $75,000 bonuses. If our revenues during year three exceed $17.6 million, each of the three employees will receive $100,000 bonuses. They also are entitled to a car allowance of $700 per month and reimbursement for business expenses incurred by them.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We currently maintain our principal offices at the residence of our Chief Executive Officer, Sheldon Rose. We do not pay any rent for such offices. In connection with the formation of GRC, we issued 33,309,645 shares of our common stock to our Chief Executive Officer, 16,654,822 shares to Lori Majeski our Executive Vice President and 16,654,822 shares to Dr. Francine Nichols, a Director and full time employee of ours. These shares were issued as founder's shares.

      Our Chief Executive Officer, Sheldon R. Rose has loaned us an aggregate of $54,810 to date. Mr. Rose's brother, Steven H. Rose, has loaned us an aggregate of $25,000. These loans bear interest at twelve (12%) percent per annum. The loans are due in January 2005 but we intend to repay them out of draws made against the Equity Line of Credit. We utilized the proceeds of such loans for costs related to our developmental activities, including, but not limited, to web site development fees, professional costs, computer costs and the initial payment to Cornell Capital.

      Effective July 2004, GRC entered into an Equity Line of Credit Agreement. Under this agreement, we may issue and sell to Cornell Capital Partners Common Stock for a total purchase price of up to $10.0 million. Subject to certain conditions, we will be entitled to commence drawing down on the Equity Line of Credit when the sale of the Common Stock under the Equity Line of Credit is registered with the Securities and Exchange Commission and for two years thereafter. The purchase price for the shares will be equal to 95% of the market price, which is defined as the lowest closing bid price of the Common Stock during the five trading days following the notice date. A cash fee equal to five percent (5%) of the cash proceeds of the draw down is also payable at the time of funding. In addition, Cornell Capital Partners will receive, a $50,000 as a structuring fee ($25,000 of which has been paid). To date, GRC has not drawn down on the Equity Line of Credit. Other than the Equity Line of Credit, no other financing agreement is currently available to GRC. The Equity Line of Credit Agreement does not involve affiliated persons of GRC, natural, or corporate.

      In July 2004, GRC issued $300,000 in convertible debentures to Cornell Capital Partners, LP. These debentures are convertible into shares of Common Stock at a price equal to the lowest volume weighted average price of our common stock on the OTC Bulletin Board during the five (5) trading days immediately preceding conversion. These convertible debentures are non-interest bearing and are convertible at the holder's option. These convertible debentures have a term of three years. At our option, if not converted, these debentures may be paid in cash in three years.

      In August 2004,  we entered  into a Business  Development  Agreement  with
Celerity Systems, Inc. ("CSI"). Pursuant to the agreement, CSI will, upon request, provide us managerial assistance including significant guidance and counsel in management, operations or business objectives and policies. Such assistance may include strategic and financial planning, designing budgets and control systems. In exchange for such services, GRC issued CSI an aggregate of 5,925,000 shares of our common stock.

                             PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

      The table below lists the beneficial ownership of our common stock, as of August 31, 2004, by each person known by us to be the beneficial owner of more than 5% of our common stock, by each of our directors and officers and by all of our directors and officers (for purposes of this chart we have deemed Dr. Francine Nichols as an executive officer) as a group.

---------------------------------- ------------------------------------ -------------------------------------
Stockholder                        Shares Beneficially Owned (1)        Percentage Ownership
---------------------------------- ------------------------------------ -------------------------------------
                                                                      (prior to offering)  (after offering)
Sheldon R. Rose (2)                         33,309,645                42.59%                      42.59%
c/o Getting Ready Corporation
8990 Wembley Court
Sarasota, Florida 34238


Dr. Francine Nichols                        16,654,822                21.30%                      21.30%
c/o Getting Ready Corporation
8990 Wembley Court
Sarasota, Florida 34238


Lori Majeski                                16,654,822                21.30%                      21.30%
c/o Getting Ready Corporation
8990 Wembley Court
Sarasota, Florida 34238


Celerity Systems, Inc.(5)                    5,925,000                  7.5%                        2.5%
122 Perimeter Park Drive
Knoxville, TN 37922


All officers and directors                  66,619.290                85.18%                      85.18%
      as a group (3 persons)

----------
(1) Based on an aggregate of 78,206,919 shares outstanding as of the date hereof.

(2) Includes 8,978,215 shares owned by Mr. Rose's wife, an aggregate of 4,000,000 shares owned by his children and 250,000 shares owned by his brother-in-law.

(3) Includes an aggregate of 500,000 shares of common stock owned by Ms. Majeski's children.

(4) Includes an aggregate of 4,000,000 shares of common stock owned by Dr. Nichols' family.

(5) It is assumed that CSI will distribute 3,910,500 of the shares owned by them and that they will retain 2,014,500 shares.

* Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

      We are authorized to issue two classes of capital stock, consisting of 499,000,000 shares of common stock, $.0001 par value and 1,000,000 shares of
Preferred  Stock,  $.0001 par value.  There are 78,206,919  shares of our common stock issued and outstanding. The holders of shares of our common stock are entitled to elect all of the directors and to one vote per share on all matters submitted to shareholder vote. Holders of shares of our common stock do not have preemptive or preferential rights to acquire any shares of our capital stock, and any or all of such shares, wherever authorized, may be issued, or may be reissued and transferred if such shares have been reacquired and have treasury status, to any person, firm, corporation, trust, partnership, association or other entity for consideration and on such terms as our board of directors determines in its discretion without first offering the shares to any shareholder of record. Holders of our common stock are entitled to receive ratably dividends, subject to the rights of the holders of Preferred Stock (if any), as may be declared by our Board of Directors out of funds legally available therefore.

      All of the shares of our authorized capital stock, when issued for such consideration as our board of directors may determine, shall be fully paid and non-assessable. Our board of directors has the discretion and may, by adoption of a resolution, designate one or more series of preferred stock and has the power to determine the conversion and/or redemption rights, preferences and privileges of each such series of preferred stock provided that such conversion and/or redemption rights, preferences and privileges of any series of preferred stock does not subordinate or otherwise limit the conversion and/or redemption rights, preferences and/or privileges of any previously issued series of preferred stock.

Warrants

      We have an aggregate of 793,081 warrants outstanding. Each warrant entitles the holder to purchase one share of common stock at $.045 per share for a period of three years commencing December 12, 2002. Holders of warrants have no voting rights or other rights of shareholders.

Shares eligible for resale

      Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Sale of Restricted Shares

      Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

      In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

Transfer Agent

      Our transfer agent is Island Stock Transfer. The address is 100 First Avenue South, Suite 212 St. Petersburg, Florida, 33701.

Limitation of Liability: Indemnification

      Our Certificate of Incorporation and by-laws include an indemnification provision under which we have agreed to indemnify directors of GRC to the fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director of GRC.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of GRC pursuant to the foregoing, or otherwise, GRC has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                THE DISTRIBUTION

Introduction

      In September 2004, CSI's board of directors declared a distribution payable to the holders of record of outstanding CSI common stock at the close of business on October 20, 2004. A record date has been set for October 20, 2004 (the "Record Date"). CSI will distribute to CSI stockholders an aggregate of 3,910,500 GRC Shares. Accordingly, the Distribution will consist of one GRC Share for approximately every 1,191.779 share of CSI common stock owned on the Record Date. We currently anticipate that the Distribution will be effected near the effective date of the registration statement.

      As a result of the Distribution, 5% of the outstanding GRC Shares will be distributed to CSI stockholders. Immediately following the Distribution, CSI will own 2,014,500 GRC Shares and GRC will be an independent public company. The GRC Shares will be distributed by book entry. Instead of stock certificates, each CSI stockholder that is a record holder of CSI shares will receive a statement of such stockholder's book entry account for the GRC Shares distributed to such stockholder. Account statements reflecting ownership of the GRC Shares will be mailed shortly after the Distribution Date. GRC Shares should be credited to accounts with stockbrokers, banks or nominees of CSI stockholders that are not record holders after the effective date of the distribution.

Reasons for Distribution

      The board of directors and management of CSI believe that the Distribution is in the best interests of CSI, GRC and CSI stockholders. CSI believes that the Distribution will enhance value for CSI stockholders and give GRC the financial and operational flexibility to take advantage of its business plan.

Manner of Effecting the Distribution

      The Distribution will be made on the basis of one GRC Share for approximately every 1,191.779 shares of CSI common stock outstanding on the Record Date. An aggregate of 3,910,500 GRC Shares will be distributed to CSI stockholders regardless of the number of shares of CSI common stock outstanding as of the Record Date. The GRC Shares to be distributed will constitute 5% of the outstanding GRC Shares. Immediately following the Distribution, CSI will own 2,014,500 of the GRC Shares and GRC will be an independent public company.

      The GRC Shares will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights. See "Description of Securities".

      CSI will use a book entry system to distribute the GRC Shares in the Distribution. Following the Distribution, each record holder of CSI stock on the Record Date will receive from the Distribution Agent a statement of the GRC Shares credited to the stockholder's account. If you are not a record holder of CSI stock because your shares are held on your behalf by your stockbroker or other nominee, your GRC shares should be credited to your account with your stockbroker or nominee after the effective date of the registration statement. After the Distribution, stockholders may request stock certificates from GRC's transfer agent instead of participating in the book entry system.

      No fractional GRC Shares will be issued. If you own a fractional share of CSI common stock as of the Record Date or own a number of CSI shares that is not a multiple of 1,191.779 you will receive the next higher whole number of GRC Shares in the Distribution. If you own less than 1,191.779 shares you will receive one GRC Share.

      No CSI stockholder will be required to pay any cash or other consideration for the GRC Shares received in the Distribution, or to surrender or exchange CSI shares in order to receive GRC Shares. The Distribution will not affect the number of, or the rights attaching to, outstanding GRC shares. No vote of CSI stockholders is required or sought in connection with the Distribution, and CSI stockholders will have no appraisal rights in connection with the Distribution.

      In order to receive GRC Shares in the Distribution, CSI stockholders must be stockholders at the close of business on the Record Date.

Results of the Distribution

      After the Distribution, GRC will be a separate public company. Immediately after the Distribution, GRC expects to have approximately 400 holders of record of GRC Shares, and 78,206,919 GRC Shares outstanding, regardless of the number of stockholders of record and outstanding CSI shares as of the Record Date. The Distribution will not affect the number of outstanding CSI shares or any rights of CSI stockholders.

Listing and Trading of the GRC Shares

      Neither GRC nor CSI makes recommendations on the purchase, retention or sale of shares of CSI common stock or GRC Shares. You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor.

      If you do decide to purchase or sell any CSI or GRC shares, you should make sure your stockbroker, bank or other nominee understands whether you want to purchase or sell CSI common stock or GRC Shares, or both. The following information may be helpful in discussions with your stockbroker, bank or other nominee.

      There is not currently a public market for the GRC Shares, although a when-issued market may develop prior to completion of the Distribution.
When-issued trading refers to a transaction made conditionally because the security has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades would settle prior to the effective date of the Distribution, and if the Distribution does not occur, all when-issued trading will be null and void. On the first trading day following the date of the Distribution, when-issued trading in respect of GRC Shares will end and regular-way trading will begin. Regular-way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction. We anticipate that the GRC Shares will trade on the Over The Counter Bulletin Board under the proposed symbol GRC.

      The GRC Shares distributed to CSI stockholders will be freely transferable, except for (1) GRC Shares received by persons who may be deemed to be affiliates of GRC under the Securities Act of 1933, as amended (the Securities Act), and (2) GRC Shares received by persons who hold restricted shares of CSI common stock. Persons who may be deemed to be affiliates of GRC after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with GRC and may include certain directors, officers and significant stockholders of GRC. Persons who are affiliates of GRC will be permitted to sell their GRC Shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the provisions of Rule 144 thereunder.

      There can be no assurance as to whether the GRC Shares will be actively traded or as to the prices at which the GRC Shares will trade. Some of the CSI stockholders who receive GRC Shares may decide that they do not want the shares and may sell their GRC Shares following the Distribution. This may delay the development of an orderly trading market in the GRC Shares for a period of time following the Distribution. Until the GRC Shares are fully distributed and an orderly market develops, the prices at which the GRC Shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for GRC Shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, GRC's results of operations, what investors think of GRC and its business, the amount of dividends that GRC pays, changes in economic conditions in GRC's industry and general economic and market conditions.

      In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations could have a material adverse impact on the trading price of the GRC Shares.

Federal Income Tax Consequences of the Distribution

      The following discussion summarizes the material U.S. federal income tax consequences resulting from the Distribution. This discussion is based upon the U.S. federal income tax laws and regulations now in effect and as currently interpreted by courts or the Internal Revenue Service and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively.

      The following summary is for general information only and may not be applicable to stockholders who received their shares of CSI stock pursuant to an employee benefit plan or who are not citizens or residents of the United States or who are otherwise subject to special treatment under the Code. Each stockholder's individual circumstances may affect the tax consequences of the Distribution to such stockholder. In addition, no information is provided with respect to tax consequences under any applicable foreign, state or local laws. Consequently, each CSI stockholder is advised to consult his own tax advisor as to the specific tax consequences of the Distribution and the affect of possible changes in tax laws.

General

      This  Distribution  does not  qualify  as a  tax-free  distribution  under
Section 355 of the Code. The corporate-level tax would be based upon the excess of the fair market value of the GRC Shares on the Distribution Date, over CSI's adjusted tax basis for such shares on such date. Each CSI stockholder who receives GRC Shares in the Distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares on the Distribution Date. Stockholders which are corporations may be subject to additional special provisions dealing with taxable distributions, such as the dividends received deduction and the extraordinary dividend rules.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO YOU, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

Reasons for Furnishing this Document

      This document is being furnished solely to provide information to CSI stockholders who will receive GRC Shares in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of CSI or GRC. Neither CSI nor GRC will update the information contained in this document except in the normal course of their respective public disclosure practices. However, this document will be amended if there is any material change in the terms of the Distribution.

RELATIONSHIP BETWEEN CSI AND GRC FOLLOWING THE DISTRIBUTION

      For purposes of governing certain of the ongoing relationships between CSI and GRC after the Distribution and to provide for an orderly transition to the status of two independent companies, CSI and GRC have entered into the Business Development Agreement described in this section.

      The business development agreement with CSI is effective as of August 2, 2004. This agreement states that CSI will in exchange for 7.5% of GRC's common stock will provide GRC, upon request, significant guidance and counsel in management, operations or business objectives and policies. Such assistant may include strategic and financial planning, designing budgets and control systems. GRC believes that the terms and conditions of the business development agreement are as favorable to GRC as those available from unrelated parties for a comparable arrangement.

LEGAL MATTERS

      The validity of the common stock that we are offering will be passed upon for us by Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, New York, New York.

EXPERTS

      The audited financial statements as of September 30, 2003, included in this prospectus have been so included in reliance on the report of Pender Newkirk & Company, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      GRC has filed with the Securities and Exchange Commission the Registration Statement under the Exchange Act, with respect to the GRC Common Stock. This document does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this document as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. The Registration Statement and the exhibits thereto filed by GRC with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information can be obtained by mail from the Public Reference Branch of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's website is http://www.sec.gov. GRC is required to comply with the reporting requirements of the Exchange Act and to file with the Commission reports, proxy statements and other information as required by the Exchange Act. Additionally, GRC is required to provide annual reports containing audited financial statements to its stockholders in connection with its annual meetings of stockholders. These reports, proxy statements and other information will be available to be inspected and copied at the public reference facilities of the Commission or obtained by mail or over the Internet from the Commission, as described above.

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                        For the Period November 26, 2002
                   (Date of Inception) to September 30, 2003,
         the nine months ended June 30, 2004 (unaudited) and the period
        November 26, 2002 (Date of Inception) to June 30, 2003(unaudited)
              and the Period November 26, 2002 (Date of Inception)
                        through June 30, 2004 (unaudited)

             Report of Independent Registered Public Accounting Firm

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                              Financial Statements

                        For the Period November 26, 2002
                   (Date of Inception) to September 30, 2003,
                       the nine months ended June 30, 2004
                           (unaudited) and the period
        November 26, 2002 (Date of Inception) to June 30, 2003(unaudited)
              and the Period November 26, 2002 (Date of Inception)
                        through June 30, 2004 (unaudited)

                                    Contents

Report of Independent Registered Public Accounting Firm on Financial Statements...................................1

Financial Statements:

    Balance Sheets..............................................................................................F-2
    Statements of Operations....................................................................................F-3
    Statements of Changes in Stockholders' (Deficit) Equity...............................................F-4 - F-5
    Statements of Cash Flows....................................................................................F-6
    Notes to Financial Statements.........................................................................F-7- F-13

             Report of Independent Registered Public Accounting Firm

Board of Directors
Getting Ready Corporation
(A Development Stage Enterprise)
Sarasota, Florida

We have audited the accompanying balance sheet of Getting Ready Corporation (a development stage enterprise) as of September 30, 2003 and the related statements of operations, changes in stockholders' deficit, and cash flows for the period November 26, 2002 (Date of Inception) through September 30, 2003. These financial statements are the responsibility of the management of Getting Ready Corporation. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Getting Ready Corporation as of September 30, 2003 and the results of its operations and its cash flows for the period November 26, 2002 (Date of Inception) through September 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company incurred a net loss of $33,185 during the period November 26, 2002 (Date of Inception) through September 30, 2003 and has not realized any revenue. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3 to the financial statements, the Company has restated its financial statements to record a stock payable existing at September 30, 2003.

Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
July 13, 2004
Except for Note 1, as to which the date is September 2, 2004 and Note 3 as to which the date is September 13, 2004

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                                 Balance Sheets

                                                                                   September 30,   June 30,
                                                                                     2003            2004
                                                                                   ------------------------
                                                                                                 (Unaudited)
Assets
Current assets:
    Cash                                                                           $      25      $   5,564
    Prepaid expenses                                                                                 27,750
    Deferred offering costs                                                           33,458
                                                                                   ---------      ---------
Total current assets                                                                  33,483         33,314

Furniture and equipment, net of accumulated depreciation of $547 and $1,170 at
    September 30, 2003 and June 30, 2004 (unaudited), respectively                     3,071          3,048

Web site development costs, net of accumulated amortization of $3,146 and
    $10,226 at September 30, 2003 and June 30, 2004 (unaudited), respectively         25,171         18,091
                                                                                   ---------      ---------

                                                                                   $  61,725      $  54,453
                                                                                   =========      =========

Liabilities and Stockholders' (Deficit) Equity
Current liabilities:
    Accounts payable                                                                              $     260
    Accrued interest, related parties                                              $   1,900          6,003
    Due to related party                                                                 510            510
    Notes payable, related parties                                                                   70,310
                                                                                   ---------      ---------

Total current liabilities                                                              2,410         77,083
                                                                                   ---------      ---------

Note payable, related party                                                           42,500

Stockholders' (deficit) equity:
    Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued at September 30, 2003 and June 30, 2004
    Common stock; $.0001 par value; 499,000,000 shares authorized; 57,102,236 and 61,178,704 shares issued and outstanding at September 30, 2003 and
        June 30, 2004 (unaudited), respectively                                        5,711          6,118
    Additional paid-in capital                                                        43,179        161,272
    Common Stock payable (11,103,215 shares)                                           1,110          1,110
    Prepaid services paid with common stock                                                         (72,917)
    Deficit accumulated during development stage                                     (33,185)      (118,213)
                                                                                   ---------      ---------
Total stockholders' (deficit) equity                                                  16,815        (22,630)
                                                                                   ---------      ---------

                                                                                   $  61,725      $  54,453
                                                                                   =========      =========

The accompanying notes are an integral part of the financial statements.

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                            Statements of Operations

                                            Period                                 Period                Period
                                          November 26,                           November 26,          November 26,
                                         2002 (Date of                          2002 (Date of         2002 (Date of
                                       Inception) through      Nine Months    Inception) through    Inception) through
                                       through Sepember 30,   Ended June 30,       June 30,               June 30,
                                       --------------------   --------------    --------------       ----------------
                                             2003                  2004             2003                   2004
                                       --------------------   --------------    --------------       ----------------
                                                                 (Unaudited)      (Unaudited)         (Unaudited)
Operating costs                       $     31,285            $     80,925        $     28,684        $    112,210
                                      ------------            ------------        ------------        ------------
                                            31,285                  80,925              28,684             112,210

Interest expense                             1,900                   4,103                 625               6,003
                                      ------------            ------------        ------------        ------------

Net loss                              $    (33,185)           $    (85,028)       $    (29,309)       $   (118,213)
                                      ------------            ------------        ------------        ------------

Net loss per share                    $      (.001)           $      (.001)       $      (.001)       $      (.002)
                                      ------------            ------------        ------------        ------------

Weighted average number
    of common shares                    57,019,838              57,644,789          56,984,742          57,313,127
                                      ------------            ------------        ------------        ------------

The accompanying notes are an integral part of the financial statements.

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

             Statements of Changes in Stockholders' (Deficit) Equity

                        For the Period November 26, 2002
                   (Date of Inception) to September 30, 2003,
                       the nine months ended June 30, 2004
                           (unaudited) and the period
                November 26, 2002 (Date of Inception) to June 30,
                  2003 (unaudited) and the Period November 26,
                            2002 (Date of Inception)
                        through June 30, 2004 (unaudited)

                                                                                               Common Stock
                                                                                      -----------------------------
                                                                                          Shares         Amount
                                                                                      -----------------------------
Issuance of common stock to founders at par, November 2002                               55,516,075      $    5,552
Authorization of stock to founder at par, November 2002
Issuance of common stock for cash, December 2002*                                         1,586,161             159
Net loss
                                                                                      -----------------------------
Balance, September 30, 2003                                                              57,102,236           5,711
Issuance of common stock for cash, January 2004* (unaudited)                                634,471              63
Issuance of common stock for cash, May 2004 (.10 per share)
  (unaudited)                                                                               444,129              44
Issuance of common stock for cash, May 2004* (unaudited)                                    222,064              22
Issuance of common stock for services, June 2004* (unaudited)                             2,775,804             278
Net loss for the period (unaudited)
                                                                                      -----------------------------
Balance, June 30, 2004 (unaudited)                                                       61,178,704           6,118
                                                                                      -----------------------------

----------
*Common stock issued at $0.032 per share.

The accompanying notes are an integral part of the financial statements.

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

       Statements of Changes in Stockholders' (Deficit) Equity (continued)

                        For the Period November 26, 2002
                   (Date of Inception) to September 30, 2003,
                       the nine months ended June 30, 2004
                           (unaudited) and the period
                November 26, 2002 (Date of Inception) to June 30,
                  2003 (unaudited) and the Period November 26,
                            2002 (Date of Inception)
                        through June 30, 2004 (unaudited)

                                                                               Deficit     Prepaid
                                                                             Accumulated  Services
                                                                Additional     During     Paid With
                                                                  Paid-In    Development    Common       Stock
                                                                  Capital       Stage       Stock       Payable      Total
                                                                -------------------------------------------------------------
Issuance of common stock to founders at par, November 2002      $  (5,552)
Authorization of stock to founder at par, November 2002         $  (1,110)                             $   1,110
Issuance of common stock for cash, December 2002*                  49,841                                          $  50,000
Net loss                                                                     $ (33,185)                              (33,185)
                                                                -------------------------------------------------------------
Balance, September 30, 2003                                     $  43,179    $ (33,185)                    1,110   $  16,815
Issuance of common stock for cash, January 2004* (unaudited)       19,937                                             20,000
Issuance of common stock for cash, May 2004 (.10 per share)
  (unaudited)                                                       3,956                                              4,000
Issuance of common stock for cash, May 2004* (unaudited)            6,978                                              7,000
Issuance of common stock for services, June 2004* (unaudited)      87,222                 $ (72,917)                  14,583
Net loss for the period (unaudited)                                            (85,028)                              (85,028)
                                                                -------------------------------------------------------------
Balance, June 30, 2004 (unaudited)                              $ 161,272    $(118,213)   $ (72,917)   $   1,110   $ (22,630)
                                                                -------------------------------------------------------------

----------
*Common stock issued at $0.032 per share.

The accompanying notes are an integral part of the financial statements.

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                            Statements of Cash Flows

                                                 Period                               Period               Period
                                               November 26,                         November 26,         November 26,
                                              2002 (Date of                        2002 (Date of        2002 (Date of
                                            Inception) through     Nine Months   Inception) through  Inception) through
                                            through Sepember 30,  Ended June 30,     June 30,             June 30,
                                             -----------------    -------------- -----------------   ------------------
                                                    2003              2004             2003                 2004
                                             -----------------    -------------- -----------------   ------------------
Operating activities                                               (Unaudited)      (Unaudited)          (Unaudited)
    Net loss                                      $ (33,185)         $ (85,028)        $ (29,309)         $(118,213)
    Adjustments to reconcile net loss to net
    cash used by operating activities:
    Offering costs expenses                                             33,458                               33,458
    Common stock issued for services                                    14,583                               14,583
    Depreciation and amortization                     3,693              7,703             1,142             11,396
    Increase in prepaid expenses                                       (27,750)                             (27,750)
    Increase (decrease) in:
               Accounts payable                                            260                                  260
               Accrued interest                       1,900              4,103               626              6,003
                                                  ---------          ---------         ---------          ---------
    Total adjustments                                 5,593             32,357             1,768             37,950
                                                  ---------          ---------         ---------          ---------

    Net cash used by operating activities           (27,592)           (52,671)          (27,541)           (80,263)
                                                  ---------          ---------         ---------          ---------

Investing activities
    Purchase of furniture and equipment              (3,618)              (600)           (3,618)            (4,218)
                                                  ---------          ---------         ---------          ---------

    Net cash used by investing activities            (3,618)              (600)           (3,618)            (4,218)
                                                  ---------          ---------         ---------          ---------

Financing activities
    Advances from a related party                       510                                  510                510
    Increase in deferred offering costs             (33,458)                             (33,458)           (33,458)
    Proceeds from issuance of common stock           50,000             31,000            50,000             81,000
    Proceeds from issuance of notes payable          14,183             27,810            14,183             41,993
                                                  ---------          ---------         ---------          ---------
    Net cash provided by financing activities        31,235             58,810            31,235             90,045
                                                  ---------          ---------         ---------          ---------

Net increase in cash                                     25              5,539                76              5,564

Cash at beginning of year/period                                            25
                                                  ---------          ---------         ---------          ---------

Cash at end of year/period                        $      25          $   5,564         $      76          $   5,564
                                                  ---------          ---------         ---------          ---------

Supplemental schedule of noncash investing and financing activities:

      During the period November 26, 2002 (Date of Inception) through September 30, 2003, a stockholder contributed web site development costs of $28,317 in exchanged for a note payable.

      During the nine months ended June 30, 2004 (unaudited) and the period November 26, 2002 (Date of Inception) through June 30, 2004 (unaudited), the Company recognized $72,917 of prepaid consulting expenses in exchange for common stock.

The accompanying notes are an integral part of the financial statements.

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                          Notes to Financial Statements

                        For the Period November 26, 2002
                   (Date of Inception) to September 30, 2003,
                     the nine months ended June 30, 2004
                           (unaudited) and the period
       November 26, 2002 (Date of Inception) to June 30, 2003 (unaudited)
              and the Period November 26, 2002 (Date of Inception)
                        through June 30, 2004 (unaudited)

1.    Background Information

Getting Ready Corporation (the "Company") is a development stage enterprise that was incorporated under the laws of the State of Delaware on November 26, 2002. To date, the Company's activities have been limited to raising capital, organizational matters, and the structuring of its business plan. The corporate headquarters are located in Sarasota, Florida. The Company's planned line of business will be to offer prenatal, childbirth, postpartum and parenting services to women and their families via education, counseling, support services and products for women and infants that promote a healthy pregnancy, birth, postpartum and early parenting period.

The Company plans to accomplish these objectives by opening a "Mothers Supercare Center" which provides the above services in a shopping mall environment and to offer franchise opportunities for others to duplicate the concept.

During July 2004, the Company's board of directors approved a proposal to amend the Certificate of Incorporation to increase the number of authorized shares of common stock from 50,000,000 shares to 499,000,000 shares, change the par value of the common stock $.001 to $.0001 per share and to authorize 1,000,000 shares of blank check preferred stock, par value $.0001 per share. The Company's directors also approved an 11.103215 for 1 stock split to holders of record on July 30, 2004. Accordingly, all references to number of shares in these financial statements have been adjusted to reflect the stock split on a retroactive basis.

2.    Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the period November 26, 2002 (date of inception) through September 30, 2003, the nine months ended June 30, 2004 (unaudited) and since November 26, 2002 (date of inception) through June 30, 2004 (unaudited), the Company has had a net loss of $33,185, $85,028 and $118,213, respectively. As of June 30, 2004, the Company has not emerged from the development stage. In view of these matters, recoverability of recorded fixed assets, intangible assets, and other asset amounts shown in the accompanying financial statements is dependent upon the Company's ability to begin operations and to achieve a level of profitability. Since inception, the Company has financed its activities principally from the sale of equity securities. The Company intends on financing its future development activities and its working capital needs largely from the sale of public equity securities with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements.

3.    Restatement

In July 2004, the Company issued stock to the chief officer of the Company. This stock had been authorized by the Board of Directors at the founding of the Company in November 2002 but not issued at that time. In previous financial statements this payable was not recorded. The number of shares authorized was 11,103,215 shares at $.0001 per share.

Accordingly, the Company's financial statements as of September 30, 2003 and June 30, 2004 and for the period November 26, 2002 (Date of inception) through September 30, 2003 and the nine months ended June 30, 2004 have been restated to recognize this stock payable.

4.    Significant Accounting Policies

The significant accounting policies followed are:

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                          Notes to Financial Statements

                        For the Period November 26, 2002
                   (Date of Inception) to September 30, 2003,
                       the nine months ended June 30, 2004
                           (unaudited) and the period
       November 26, 2002 (Date of Inception) to June 30, 2003 (unaudited)
              and the Period November 26, 2002 (Date of Inception)
                        through June 30, 2004 (unaudited)

4.    Significant Accounting Policies (Continued)

      Cash equivalents consist of all highly liquid debt instruments purchased with a maturity of three months or less. All cash is maintained with a major financial institution in the United States. Deposits with this bank may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and, therefore, bear minimal risk.

      The Company's financial instruments include cash and accounts payable. The carrying amounts of these financial instruments approximate their fair value, due to the short-term nature of these items. The carrying amount of the notes payable approximates their fair value due to the use of market rates of interest.

      Furniture and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives, principally three to five years. Accelerated methods are used for tax depreciation. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized. When furniture and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciaiotn account are relieved, and any gain or loss is included in operations.

      The Company has incurred deferred offering costs in connection with raising additional capital through the sale of its common stock. These costs have been capitalized and will be charged against additional paid-in capital should common stock be issued for cash. If there is no issuance of common stock, the costs incurred will be charged to operations.

      The Company follows the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which establishes accounting standards for the impairment of long-lived assets such as property, plant and equipment and intangible assets subject to amortization. The Company reviews long-lived assets to be held-and-used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the undiscounted expected future cash flows over the remaining useful life of a long-lived asset is less than its carrying amount, the asset is considered to be impaired. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risks associated with the recovery of the asset. For the period presented there was no impairment recorded related to these long-lived assets.

      The Company capitalized the purchase of a domain name and development of a web-site according to EITF 00-2 and SOP 98-1. These costs were incurred for the application, graphics and infrastructure development. Future costs for the operation of the web-site will be expensed as incurred.

      Deferred income tax assets and liabilities arise from temporary differences associated with differences between the financial statements and tax basis of assets and liabilities, as measured by the enacted tax rates, which are expected to be in effect when these differences reverse. Deferred tax assets and liabilities are classified as current or non-current, depending on the classification of the assets or liabilities to which they relate. Deferred tax assets and liabilities not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. The principal types of temporary differences between assets and liabilities for financial statements and tax return purposes are set forth in Note 9.

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                          Notes to Financial Statements

                        For the Period November 26, 2002
                      (Date of Inception) to September 30, 2003,
                       the nine months ended June 30, 2004
                           (unaudited) and the period
       November 26, 2002 (Date of Inception) to June 30, 2003 (unaudited)
              and the Period November 26, 2002 (Date of Inception)
                        through June 30, 2004 (unaudited)

4.    Significant Accounting Policies (continued)

      Basic and diluted earnings per share are computed based on the weighted average number of common stock outstanding during the period. Common stock equivalents are not considered in the calculation of diluted earnings per share for the periods presented because their effect would be anti-dilutive.

      In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51" (the "Interpretation"). The Interpretation requires the consolidation of variable interest entities in which an enterprise absorbs a majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both, as a result of ownership, contractual, or other financial interests in the entity. Currently, entities are generally consolidated by an enterprise that has controlling financial interest through ownership of a majority voting interest in the entity. The Interpretation was originally immediately effective for variable interest entities created after January 31, 2003, and effective in the first quarter of the Company's fiscal 2004 for those created prior to February 1, 2003. However, in October 2003, the FASB deferred the effective date for those variable interest entities created prior to February 1, 2003, until the Company's second quarter of fiscal 2004. The adoption of this statement has had no material effect on the Company's financial statements.

      In May 2003, FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement addresses the accounting for certain financial instruments that, under previous guidance, could be accounted for as equity. SFAS No. 150 requires that those instruments be classified as liabilities in the statement of financial position. In addition, SFAS No. 150 also requires disclosure about alternative ways of settling the instruments and the capital structure of certain entities. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement has had no material effect on the Company's financial statements.

      The unaudited financial statements and the related notes thereto as of June 30, 2004 and for the nine months ended June 30, 2004 and 2003 include all normal recurring adjustments, which in the opinion of management, are necessary for a fair presentation and are prepared on the same basis as the audited annual statements. The interim results are not necessarily indicative of the results that may be expected for the full year.

5.    Furniture and Equipment

Furniture and equipment consist of:

                                      September 30, 2003     June 30, 2004
                                                              (unaudited)
Furniture and Equipment                     $3,318               $3,918
Software                                       300                  300
                                            ------               ------
                                            $3,618               $4,218
Less accumulated depreciation                  547                1,170
                                            ------               ------
                                            $3,071               $3,048
                                            ------               ------

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                          Notes to Financial Statements

                        For the Period November 26, 2002
                   (Date of Inception) to September 30, 2003,
                       the nine months ended June 30, 2004
                           (unaudited) and the period
       November 26, 2002 (Date of Inception) to June 30, 2003 (unaudited)
              and the Period November 26, 2002 (Date of Inception)
                        through June 30, 2004 (unaudited)

5.    Furniture and Equipment (continued)

Depreciation expense for the period November 26, 2002 (date of inception) through September 30, 2003, the nine months ended June 30, 2004 (unaudited), the period November 26, 2002 (date of inception) through June 30, 2003 (unaudited) and the period November 26, 2002 (date of inception) through June 30, 2004 (unaudited) was $547, $623, $356 and $1,170, respectively.

6.    Web site development costs

Web site development costs consist of $28,317 capitalized costs and amortization expense for the period November 26, 2002 (date of inception) through September 30, 2003, the nine months ended June 30, 2004 (unaudited), the period November 26, 2002 (date of inception) through June 30, 2003 (unaudited) and the period November 26, 2002 (date of inception) through June 30, 2004 (unaudited) was $3,146, $7,079, $787 and $10,226, respectively.

7.    Notes Payable

Notes payable at September 30, 2003 and June 30, 2004 consist of the following:

                                                                                 September 30, 2003          June 30, 2004
                                                                                 ------------------          -------------
                                                                                                             (unaudited)
Notes payable to a stockholder; 12% interest; interest only payments due monthly; with principal and unpaid interest
   due January 15, 2005; unsecured                                                       $ 42,500                $ 45,310

Notes payable to a related party; 12% interest; interest only payments due monthly; with principal and unpaid interest
   due January 15, 2005; unsecured                                                                                 25,000
                                                                                         --------                --------
                                                                                         $ 42,500                $ 70,310
                Less current portion                                                                              (70,310)
                                                                                         --------                --------
                                                                                         $ 42,500                $      0
                                                                                         ========                ========

The aggregate principal maturing in subsequent years are:

     Year Ending
     September 30,
     ------------
         2004                                                         --
         2005                                                $    70,310

The terms of the above notes payable to a stockholder and a related party are not necessarily indicative of the terms that would have been incurred had comparable agreements been made with independent parties.

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                          Notes to Financial Statements

                        For the Period November 26, 2002
                   (Date of Inception) to September 30, 2003,
                       the nine months ended June 30, 2004
                           (unaudited) and the period
       November 26, 2002 (Date of Inception) to June 30, 2003 (unaudited)
              and the Period November 26, 2002 (Date of Inception)
                        through June 30, 2004 (unaudited)

8.    Private Placement Offering

In December 2003, the Company authorized a private placement offering of its common stock of up to 2,800,000 shares at $0.50 per share (the "Offering") (pre-split amounts). The Company did not issue any shares of common stock related to the Offering. Effective May 2004, the Company cancelled the Offering in order to pursue the filing of Form SB-2 with the Securities and Exchange Commission.

The Company issued 1,586,161 shares of common stock through September 30, 2003 to willing investors and realized proceeds of $50,000. For the nine month period ended June 30, 2004 (unaudited), the Company issued 1,300,664 shares of common stock to willing investors and realized proceeds of $31,000.

9.    Warrants

The following table summarizes information about warrants outstanding and exercisable as of September 30, 2003:

                                     Outstanding Warrants                                  Exercisable Warrants
                      ------------------------------------------------       ------------------------------------------------
                       Number of             Weighted         Weighted         Weighted            Number            Weighted
                      Underlying            Average          Average           Average            of Shares         Average
Exercise Price           Shares           Remaining Life       Price         Remaining Life        Exercisable        Price
--------------        ------------       ---------------    ------------     ---------------       ------------      ---------
    $0.045                793,081             2.13 years    $      0.045        2.13 years           793,081         $  0.045

The following table summarizes information about warrants outstanding and exercisable as of June 30, 2004 (unaudited):

                                     Outstanding Warrants                                  Exercisable Warrants
                      ------------------------------------------------       ------------------------------------------------
                       Number of             Weighted         Weighted         Weighted            Number            Weighted
                      Underlying            Average          Average           Average            of Shares         Average
Exercise Price           Shares           Remaining Life       Price         Remaining Life        Exercisable        Price
--------------        ------------       ---------------    ------------     ---------------       ------------      ---------
    $0.045                793,081            1.72 years     $  0.045            1.72 years            793,081        $   0.45

10.   Commitments And Contingencies

In June 2004, the Company entered into a six month agreement to be provided legal consulting services in exchange for 2,775,804 shares of the Company's restricted common stock. As of June 30, 2004, the Company had issued the 2,775,804 shares of restricted common stock valued at $87,500, of which the Company has recognized $14,583 as expense for the nine months ended June 30, 2004. The remainder has been shown as prepaid services paid with commont stock in the stockholders' (deficit) equity section of the balance sheet.

On June 4, 2004, the Company entered into a consulting agreement with Cornell Capital Partners, LP ("Cornell") whereby Cornell would provide general advisory services to the Company for the purpose of strategic planning and assistance with mergers and acquisitions. The Company paid Cornell an initial fee of $25,000 upon the execution of the agreement with another $25,000 payment due

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                          Notes to Financial Statements

                        For the Period November 26, 2002
                   (Date of Inception) to September 30, 2003,
                       the nine months ended June 30, 2004
                           (unaudited) and the period
       November 26, 2002 (Date of Inception) to June 30, 2003 (unaudited)
              and the Period November 26, 2002 (Date of Inception)
                        through June 30, 2004 (unaudited)

10.   Commitments And Contingencies (continued)

upon the filing of a Registration Statement with the Securities and Exchange Commission. In addition, Cornell will receive $10,000 for structuring fees and $2,500 in fees for due diligence for a commitment to purchase up to $10,000,000 of the Company's common stock over a period of two years. Cornell will also receive compensation in the amount of five percent of the gross proceeds raised by Cornell. In addition, upon closing the transaction, the Company issued Cornell a debenture equal to $300,000 for fees. As of June 30, 2004, Cornell has not raised any funds nor located any merger or acquisition targets for the Company.

The Company has an informal consulting arrangement with a physician to provide medical advise on an as needed basis. There is no fee guarantee or minimums associated with this arrangement.

11.   Income Taxes

Deferred taxes are recorded for all existing temporary differences in the Company's assets and liabilities for income tax and financial reporting purposes. Due to the valuation allowance for deferred tax assets, as noted below, there was no net deferred tax benefit or expense for the period November 26, 2002 (date of inception) through September 30, 2003 or the nine months ended June 30, 2004 or 2003 (unaudited).

Reconciliation of the federal statutory income tax rate of 34 percent to the effective income tax rate is as follows:

                                                                                                         Period
                                                                                                       November 26,
                                             Year Ended               Nine Months Ended               2002 (Date of
                                            September 30,                     June 30,             Inception) through
                                   -------------------------    ----------------------------            June 30,
                                           2003                      2004            2003                 2004
                                       ------------             -------------   -------------         ------------
                                                                (Unaudited)       (Unaudited)          (Unaudited)

Federal statutory income
    tax rate                               34.0)%              (34.0)%              (34.0)%              (34.0)%
State income taxes, net of
    tax benefit                            (3.5)                (3.5)                (3.5)                (3.5)
Deferred tax asset valuation
    allowance                              37.5%                37.5%                37.5%                37.5%
                                           ----                 ----                 ----                 ----
Effective rate                              0.0%                 0.0%                 0.0%                 0.0%
                                           ----                 ----                 ----                 ----

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                          Notes to Financial Statements

                        For the Period November 26, 2002
                   (Date of Inception) to September 30, 2003,
                       the nine months ended June 30, 2004
                           (unaudited) and the period
       November 26, 2002 (Date of Inception) to June 30, 2003 (unaudited)
              and the Period November 26, 2002 (Date of Inception)
                        through June 30, 2004 (unaudited)

11.   Income Taxes (continued)

Deferred tax asset and liability components as of September 30, 2003 are as follows:

    Net deferred tax assets:
            Other                                                      $  2,105
            Capitalized start up costs                                    9,630
                                                                       --------
                                                                         11,735
    Valuation allowance                                                 (11,735)
                                                                       --------
    Net deferred income taxes                                          $      0
                                                                       ========

Since management of the Company believes it is more likely than not that the net deferred tax asset will not provide future benefit, the Company has established a 100 percent valuation allowance on the net deferred tax asset as of September 30, 2003.

As of September 30, 2003, the Company had no net operating loss carryforwards for federal and state income tax purposes.

12.   Related Party Transactions

During the year ended September 30, 2003, the Company owed $510 to a related company for reimbursement for certain expenses paid on behalf of the Company. This amount is unsecured and non-interest bearing.

The Company's corporate offices are located within a stockholder's home and due to the minimal amount of space necessary, the fair value of the rental contribution has not been accrued.

The terms and amounts of the above transactions are not necessarily indicative of the terms and amounts that would have been incurred had comparable transactions been entered into with independent parties.

13.   Subsequent Events (unaudited)

During July 2004, the Company issued 11,103,215 shares of common stock to a stockholder in satisfaction of the stock payable at June 30, 2004.

During July 2004, the Company entered into three-year employment agreements with each of our three executive officers, which will be effective upon the effectiveness of this Registration Statement. They each will receive a salary of $100,000 per year. If our revenues, during year one of the agreements exceed $1.1 million, each of the three employees will receive $25,000 bonuses. If our revenues during year two exceed $7.3 million, each of the three employees will receive $75,000 bonuses. If our revenues during year three exceed $17.6 million, each of the three employees will receive $100,000 bonuses. They also are entitled to a car allowance of $700 per month and reimbursement for business expenses incurred by them.

During July 2004, the Company signed an agreement with Celerity Systems, Inc. to provide managerial consulting services on a month to month basis. The Company will provide compensation for these services via the issuance of common stock equal to 7.5% of the Company's total outstanding common stock. During August 2004, the Company issued 5,925,000 shares of common stock as payment for these services per the agreement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 102(b)(7) of the Delaware General Corporation Law, which we refer to as the "DGCL," permits a provision in the certificate of incorporation of each corporation organized under the DGCL eliminating or limiting, with some exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for some breaches of fiduciary duty. Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

      Section 145 of the DGCL, which we refer to as "Section 145," in summary, empowers a Delaware corporation to indemnify, within limits, its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that they actually and reasonably incur in connection with any suit or proceeding, other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

      With respect to any action by or on behalf of the corporation, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) they actually and reasonably incur in connection with the defense or settlement of the action or suit, provided that person meets the standard of conduct described in the preceding paragraph. No indemnification is permitted, however, in respect of any claim where that person has been found liable to the corporation, unless the Court of Chancery or court in which the action or suit was brought approves the indemnification and determines that the person is fairly and reasonably entitled to be indemnified.

      Our Certificate of Incorporation contains a provision that eliminates the personal liability of our directors to us and our stockholders for monetary damages for breach of a director's fiduciary duty to us. This provision does not permit any limitation on, or elimination of the liability of a director for, disloyalty to us or our stockholders, for failing to acting good faith, for engaging in intentional misconduct or a knowing violation of law, for obtaining an improper personal benefit or for paying a dividend or approving a stock repurchase that would be illegal under the DGCL.

      Our Certificate of Incorporation requires us to indemnify our directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in our right (a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Moreover, the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

      Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the Common Stock being registered.

SEC registration fee                                                   $1,173.15
Legal fees and expenses                                                   45,000
Accountants' fees and expenses                                            15,000
Printing expenses                                                         10,000
Miscellaneous                                                             826.85
                                                                         =======
      Total                                                              $72,000
                                                                         =======

      All amounts except the SEC registration fee are estimated. All of the expenses set forth above are being paid by us.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

      The following is a list of our securities that have been sold or issued by us during the past three years. Each of these securities were sold without registration under the Securities Act in reliance on Section 4(2) of the Securities Act. There were no underwriting discounts or commissions paid in connection with the sale of these securities, except as noted. Except as noted, all share numbers and related information give effect to the Company's 11.103125 for 1 stock split effective in July 2004.

      In connection with our formation in November 2002 and in July 2004, we issued our founders, Sheldon R. Rose, Dr. Francine Nichols and Lori Majeski 33,309,645, 16,654,822 and 16,654,822 shares respectively.

      In December 2002, and January 2004, we issued John and Melanie Maute an aggregate of 1,427,552 shares of common stock at $.03 per share. We also issued them warrants to purchase an aggregate of 396,540 shares of our common stock.

      In December 2002, we issued Robert Hyman 793,080 shares of common stock at $.03 per share. We also issued him warrants to purchase an aggregate of 396,540 shares of our common stock.

      In May 2004, we issued Perry and Nancy Gordon an aggregate of 666,193 shares of common stock at $.0495 per share.

      In May 2004, we issued Seth Farbman 2,775,804 shares of common stock for consulting services rendered.

      In August 2004, we issued Celerity Systems, Inc. an aggregate of 5,925,000 shares of common stock for services rendered.

ITEM 27. EXHIBITS

Exhibits Index

--------------------- ------------------------------------------------------------------------------
3                     Certificate of Incorporation and By-Laws
--------------------- ------------------------------------------------------------------------------
3.1(a)                Certificate of Incorporation of Getting Ready Corporation
--------------------- ------------------------------------------------------------------------------
3.1(b)                Certificate of Amendment of Certificate of Incorporation of Getting Ready
                      Corporation
--------------------- ------------------------------------------------------------------------------
3.2                   Bylaws of Getting Ready Corporation
--------------------- ------------------------------------------------------------------------------
5.1                   Opinion of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
--------------------- ------------------------------------------------------------------------------
10                    Material Contracts
--------------------- ------------------------------------------------------------------------------
10.1                  Business  Development  Agreement by and between Getting Ready Corporation and
                      Celerity Systems, Inc.
--------------------- ------------------------------------------------------------------------------
10.2                  Standby  Equity   Distribution   Agreement  by  and  between   Getting  Ready
                      Corporation and Cornell Capital Partners L.P.
--------------------- ------------------------------------------------------------------------------
10.3                  Convertible Debenture dated July 30, 2004
--------------------- ------------------------------------------------------------------------------
10.4                  Employment Agreement with Sheldon R. Rose
--------------------- ------------------------------------------------------------------------------
10.5                  Employment Agreement with Dr. Francine Nichols
--------------------- ------------------------------------------------------------------------------
10.6                  Employment Agreement with Lori Majeski
--------------------- ------------------------------------------------------------------------------
23                    Consents of Experts and Counsel
--------------------- ------------------------------------------------------------------------------
23.1                  Consent of Pender Newkirk & Company
--------------------- ------------------------------------------------------------------------------
23.2                  Consent of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
--------------------- ------------------------------------------------------------------------------
                      All  other  Exhibit's  called  for by  Rule  601 of  Regulation  S-B  are not applicable to this filing
--------------------- ------------------------------------------------------------------------------
                      Financial Statement Schedules
--------------------- ------------------------------------------------------------------------------
                      All schedules are omitted because they are not applicable or because the required information is included in the financial statements or notes thereto.
--------------------- ------------------------------------------------------------------------------

ITEM  28. UNDERTAKINGS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision of the certificate of incorporation, bylaw, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

      (1) It will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

      (3) It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (4) For determining any liability under the Securities Act, it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

      (5) For determining any liability under the Securities Act, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned, in the City of Sarasota, State of Florida, on September 15, 2004.

                                                GETTING READY CORPORATION


                                                By: /s/ Sheldon R. Rose
                                                    Sheldon R. Rose
                                                    Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this amended registration statement has been signed below by the following persons in the capacities and on the dates indicated.

 Name                                           Title                               Date
-----------------------      ------------------------------------------          ------------------

Sheldon R. Rose              Chief Executive Officer and Chief Financial         September 15, 2004
-------------------------    Officer and Director
/s/ Sheldon R. Rose


Dr. Francine Nichols         Director                                            September 15, 2004
-------------------------
/s/ Dr. Francine Nichols


Lori Majeski                 Director                                            September 15, 2004
-------------------------
/s/ Lori Majeski